UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 22, 2016, Nuverra Environmental Solutions, Inc. (the “Company”) entered into an amendment (the “Term Loan Amendment”) to that certain Term Loan Credit Agreement, dated April 15, 2016, by and among Wilmington Savings Fund Society, FSB, as administrative agent (the “Term Loan Agent”), the lenders identified therein (the “Term Lenders”), and the Company, as borrower (as amended, the “Term Loan Agreement”). The Term Loan Amendment amends the Term Loan Agreement to permit the Company to reinstate the annual salary of Mark D. Johnsrud, the Company’s Chief Executive Officer.

The foregoing description of the Term Loan Amendment is only a summary and does not purport to be a complete description of the terms and conditions under the Term Loan Amendment, and such description is qualified in its entirety by reference to the full text of the Term Loan Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of the Company reinstated Mr. Johnsrud’s annual base salary to $700,000 effective September 26, 2016. Mr. Johnsrud previously agreed to a voluntary reduction in his annual base salary from $700,000 to $1.00 pursuant to that certain First Amendment to Executive Employment Agreement, dated January 25, 2016 (the “First Amendment to Executive Employment Agreement”), between the Company and Mr. Johnsrud. Under the First Amendment to Executive Employment Agreement, the reduction in Mr. Johnsrud’s annual base salary was voluntary and could be increased to an amount not exceeding his prior annual salary of $700,000 at any time by the Company or by Mr. Johnsrud.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment to Term Loan Agreement, dated September 22, 2016, by and among the Term Loan Agent, the Term Lenders, and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: September 28, 2016	By:	/s/ Joseph M. Crabb
Name: Joseph M. Crabb
Title: Executive Vice President and Chief Legal Officer

Exhibit Number	Description

10.1	Amendment to Term Loan Agreement, dated September 22, 2016, by and among the Term Loan Agent, the Term Lenders, and the Company